NEWS FROM

Media Contact	For Immediate Release
Oct. 27, 2010

Investor Relations Contact
Mary Ann Arico, 205-969-6175
maryann.arico@healthsouth.com

HEALTHSOUTH REPAYS ITS TERM LOANS AND
ENTERS INTO A NEW $500 MILLION REVOLVING CREDIT FACILITY

BIRMINGHAM, Ala. — HealthSouth Corporation (NYSE:HLS) today announced that pursuant to a refinancing it has repaid all outstanding term loans under its previous credit agreement. By executing an amendment to its previous credit agreement, the Company terminated its existing $400 million secured revolving credit facility and $60 million synthetic letter of credit facility and put in place a newly amended and restated credit agreement. This new credit agreement provides for a senior secured revolving credit facility of up to $500 million with an initial rate of three month LIBOR plus 3.5%, including a $260 million letter of credit subfacility, maturing in October 2015. The Company used a $100.0 million draw on the new revolver, along with $128.6 million of available cash and net proceeds from the $525 million of senior unsecured notes offering completed earlier this month to repay in full the $743.1 million outstanding under the previous credit agreement. Barclays Bank PLC serves as the administrative and collateral agent.

“This $500 million revolving credit facility, together with the $525 million of senior notes we recently issued, have allowed HealthSouth to complete a comprehensive recapitalization of our balance sheet resulting in reduced refinancing risks and enhanced flexibility,” said Doug Coltharp, Executive Vice President and Chief Financial Officer of HealthSouth. “We are very appreciative of the financial commitments and relationship support provided by each of the institutions participating in our new revolver.”

The Company intends to file a Form 8-K with the Securities and Exchange Commission this week providing further description of the newly amended and restated credit agreement.

About HealthSouth
HealthSouth is the nation’s largest provider of inpatient rehabilitative healthcare services. Operating in 26 states across the country and in Puerto Rico, HealthSouth serves patients through its network of inpatient rehabilitation hospitals, long-term acute care hospitals, outpatient rehabilitation satellite clinics, and home health agencies. HealthSouth’s hospitals provide a higher level of rehabilitative care to patients who are recovering from conditions such as stroke and other neurological disorders, orthopedic, cardiac and pulmonary conditions, brain and spinal cord injury, and amputations. HealthSouth can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. HealthSouth’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings that may be brought against the Company; significant changes in HealthSouth’s management team; HealthSouth’s ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees, and customers; general conditions in the economy and capital markets; and other factors which may be identified from time to time in HealthSouth’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2009 and Form 10-Q for the quarters ended September 30, 2010 (expected to be filed next week), June 30, 2010 and March 31, 2010.

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